6


                            ADMINISTRATION AGREEMENT


ADMINISTRATION AGREEMENT, made as of July [ ], 2007 between Cornerstone Progressive Return Fund, a Delaware trust (the "Fund"), and Bear Stearns Funds Management Inc., a Delaware corporation (the "Administrator").

                              W I T N E S S E T H:

WHEREAS, the Fund is a closed-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

WHEREAS, the Fund has retained an investment adviser for the purpose of investing its assets in securities and desires to retain the Administrator for certain administrative services, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

1. APPOINTMENT. The Fund hereby appoints the Administrator to provide the services set forth below, subject to the overall supervision of the Board of Trustees of the Fund (the "Board") for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations herein set forth; for the compensation herein provided.

2. DESCRIPTION OF SERVICES. Subject to the supervision of the Board and the officers of the Fund, the Administrator shall provide office facilities and personnel to assist the officers of the Fund in the performance of the following services:

         (a) Consult with the Fund's officers, independent registered public accounting firm, legal counsel, custodian, accounting agent and transfer agent in establishing the accounting policies of the Fund;

         (b) Oversee the maintenance by the Fund's custodian of certain books and records of the Fund as required under the Investment Company Act and maintain (or oversee maintenance by such other persons as approved by the Board) such other books and records (other than those maintained by the investment adviser and other Fund service providers) required by law or for the proper operation of the Fund;

         (c) Review the appropriateness of and arrange for the payment of the Fund's expenses;

         (d) Oversee and review calculations of fees paid to the Administrator, the Fund's investment adviser, its custodian, and any other service providers of the Fund as determined and recorded by the Fund's accounting agent;

         (e) Prepare, maintain and disseminate total return performance calculations on at least a quarterly basis;

         (f) Prepare and periodically update a chart covering the general responsibilities of the Board at their quarterly meetings;

         (g) Maintain a calendar for all future Board meeting, including the maintenance of the Fund's minute book;

         (h) Prepare for review and approval by officers of the Fund, financial information for the Fund's quarterly, semi-annual, annual and other periodic reports, proxy statements and other communications with shareholders required or otherwise to be sent to the Fund's shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

         (i) Prepare for review by an officer of the Fund, the Fund's periodic financial reports required to be incorporated into and filed with the Securities and Exchange Commission ("SEC") on Form N-SAR, Form N-Q, Form N-CSR and Form N-2 and such other reports, forms or filings as may be mutually agreed upon;

         (j) Prepare the financial information for certain SEC filings (E.G., proxy statements), review such filings as prepared by the Fund's counsel in their entirety and provide comments to the Fund's management and other appropriate parties (E.G., legal counsel);

         (k) Assist in the preparation and the filing of the Fund's federal, state and local income tax returns and any other required tax return;

         (l) Prepare, distribute and file with the Internal Revenue Service, Form 1099-MISC for payments made to the Fund's trustees, legal counsel and independent registered public accounting firm;

         (m) Compute the amount of dividends and distributions to be paid by the Fund; ensure proper notification accompanying payment(s), if applicable, and year-end reporting of such dividends and distributions;

         (n) Develop and implement procedures to assist the investment adviser in monitoring, on a periodic basis, compliance with regulatory requirements and the Fund's investment objectives, policies and restrictions as set forth in the Fund's prospectus and as amended by the Board and by the Fund's shareholders;

         (o) Review implementation of any stock purchase or dividend reinvestment programs authorized by the Board;

         (p) Review of dividend and distribution notifications sent to Fund shareholders;

         (q)   Assist the Fund in obtaining any required insurance;

         (r) File with the SEC the fidelity bond and arrange for the preparation of a memorandum or other appropriate correspondence that outlines the terms and conditions of such policy;

         (s) Prepare such financial information reports as may be required by any stock exchange or exchanges on which the Fund's shares are listed;

         (t) Monitor any share repurchase program the Fund may engage in, including the timely reporting of such information to any stock exchange or exchanges on which the Fund's shares are listed;

         (u) Prepare the notice and agenda for any regularly scheduled board meetings or audit committee meetings. Such notices and agendas will be subject to the review of fund management or fund counsel prior to the distribution to the Board or Audit Committee members;

         (v) Coordinate the production and distribution of the board materials to the trustees, officers and other directly-interested parties (E.G., legal counsel, independent registered public accounting firm) with the assistance of Fund management and Fund counsel and provide meeting facilities, if necessary;

         (w) Prepare initial drafts of the minutes of meetings of the Board (including committees thereof) and shareholder meetings, incorporating comments and revisions received from Fund management, Fund counsel and other interested parities;

         (x) Manage the process with respect to the shareholder meetings. Specifically, arrange for the solicitation of proxies (including engaging a proxy solicitor), oversee the tabulation of votes, and provide the meeting facilities, if necessary;

         (y)   Gather news and market updates on the Fund;

         (z) Respond to or refer to the Fund's officers or its transfer agent, shareholder inquiries relating to the Fund;

         (aa) Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise appropriately prepared by the Fund's investment adviser, its custodian, transfer agent, legal counsel or independent registered public accounting firm;

         (bb) Make such reports and recommendations to the Board concerning the performance and fees of the Fund's other service providers as the Board may reasonably request or deem appropriate;

         (cc) Provide communication and coordination services with regard to the Fund's investment adviser, its transfer agent, custodian and other service providers that render recordkeeping or shareholder communication services to the Fund; and

         (dd) Provide such assistance to the Fund's investment adviser, its custodian, transfer agent, legal counsel and independent registered public accounting firm as generally may be required to properly carry on the business and operations of the Fund.

All services are to be furnished through the medium of any trustees, officers or employees of the Administrator, as the Administrator deems appropriate in order to fulfill its obligations hereunder.

Each party shall bear all its own expenses incurred in connection with this Agreement, except as noted below.

3. COMPENSATION. The Fund will pay the Administrator a monthly fee at the annual rate of 0.10% of its average net assets determined on the last day of the month on which the American Stock Exchange, LLC is open for business, subject to a minimum annual fee of $50,000. In addition to the fee, the Fund will be required to reimburse to the Administrator all reasonable out-of-pocket expenses incurred by the Administrator for attendance at any meetings (outside of the New York metropolitan area) of the Board, or any committees of such Board, or at any other meetings or presentations for which the Administrator is required to attend.

4. RESPONSIBILITY OF ADMINISTRATOR. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Fund's assets.

5. INDEMNIFICATION. The Administrator shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement, and the Fund shall indemnify the Administrator and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Administrator in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security shareholders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Administrator against or entitle or be deemed to entitle the Administrator to indemnification in respect of any liability to the Fund or its security holders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or, by reason of its reckless disregard of its duties and obligations under this Agreement. The Administrator shall indemnify the Fund for damages resulting from the Administrator's willful misfeasance, bad faith or gross negligence in the performance of any of its duties or obligations under this Agreement. In no event shall the Administrator be liable for, or be obligated to indemnify the Fund for, special, indirect or consequential damages even if the Administrator has been advised of the possibility of such damages.

6. DURATION AND TERMINATION. This Agreement shall become effective as of the date hereof and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time by giving not less than 60 days' prior written notice to the other party hereto.

7. SERVICES TO OTHERS. The services of the Administrator to the Fund hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Administrator shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

8. REFERENCES TO THE ADMINISTRATOR. During the term of this Agreement, the Fund agrees to furnish the Administrator at the principal office of the Administrator prior to use thereof all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public that refer in any way to the Administrator. If the Administrator reasonably objects in writing to such references within five business days (or such other time as may be mutually agreed) after receipt thereof, the Fund will modify such references in a manner reasonably satisfactory to the Administrator. In the event of termination of this Agreement, the Fund will continue to furnish to the Administrator copies of any of the above-mentioned materials that refer in any way to the Administrator and, as soon as practicable after such termination, shall eliminate all references to the Administrator in all written materials used thereafter. The Fund shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.8.

9. RECORD RETENTION AND CONFIDENTIALITY. The Administrator shall keep and maintain on behalf of the Fund all books and records which the Fund and the Administrator is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Bear Stearns Funds Management Inc. further agrees that all such books and records shall be the property of the Fund and to make such books and records available for inspection by the Fund or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Fund and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

10. AMENDMENTS. This Agreement may be amended only by mutual written consent.


11. NOTICES. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at 383 Madison Avenue, 23rd floor, New York, New York 10179, Attention:
         Frank J. Maresca, President and Chief Executive Officer or (2) to the Fund, 383 Madison Avenue - 23rd floor, New York, New York 10179,
         Attention: Ralph W. Bradshaw.

12. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between the Fund and Bear Steams Funds Management Inc. as Administrator. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the Investment Company Act. In the case of any conflict the Investment Company Act shall control.

  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


ATTEST:                             CORNERSTONE PROGRESSIVE RETURN FUND

                                    By:
----------------------------------       ---------------------------------------
                                         Name: Ralph W. Bradshaw
                                         Title:  President


ATTEST:                             BEAR STEARNS FUNDS MANAGEMENT INC.

                                    By:
----------------------------------       ---------------------------------------
                                         Name: Frank J. Maresca
                                         Title:  President and
                                                 Chief Executive Officer